EXHIBIT 5

HART & HART, LLC
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO  80203
William T. Hart, P.C.		Email: harttrinen@aol.com
Will Hart	303-839-0061	Facsimile: (303) 839-5414

February 22, 2019

Mascota Resources Corp.
7976 East Phillips Circle
Centennial, CO  80112-3231

This letter will constitute an opinion upon the legality of the sale by certain shareholders of Mascota Resources Corp., a Nevada corporation (the “Company”), of up to 2,350,440 shares of common stock, as well as up to 1,015,000 shares of common stock issuable upon the exercise of warrants, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of Nevada, all reported judicial decisions interpreting the same, and a copy of the Registration Statement.

In our opinion,

●	the 2,350,440 shares to be sold by certain shareholders of the Company have been legally issued and represent fully paid and non-assessable shares of the Company’s common stock, and
●
any shares issued upon the exercise of warrants, if exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of the Company’s common stock.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart
William T. Hart